EXHIBIT 10.5

United Health Products, Inc.

10624 S. Eastern Ave., Ste. A209

Henderson, NV 89052

Tel: 877-358-3444

June 25, 2015

Dr. Philip Forman

Dear Dr. Forman:

Your employment agreement of November 10, 2014 is amended as follows. (Note: The sections of the employment agreement not listed below remain unchanged.)

Section 1 – Employment

Employee agrees to serve as a medical advisor of the Company through October 1, 2015. Employee is no longer serving as a director or Chairman of the Board as that resignation took effect on June 23, 2015 pursuant to a separate letter of resignation.

Section 2 – Duties and Responsibilities of Employee

Employee’s duties shall be solely as a medical advisor to the Company for the balance of the term of the agreement.

Section 4 – Compensation/Bonus

Your sole compensation owed to you under the employment agreement shall be 1.6 million shares of common stock issued pursuant to our S-8 Registration Statement and $15,000 to be paid as follows: $5,000 on September 1, 2015 and $10,000 on October 1, 2015.

All other provisions of the employment agreement remain unchanged.

We’ve also agreed as follows:

Your employment agreement provided for you to cancel 2,090,000 shares of common stock that you voluntarily agreed to cancel in July 2013. We understand that you cannot locate the two certificates totaling the aforementioned amount. By signing below, you represent that you have not sold, assigned, pledged or otherwise transferred the aforementioned 2,090,000 shares to any person. By you making these representations and filling out any paperwork or other documents to be provided to you from American Registrar, our new transfer agent, we will assist you in having the 2,090,000 shares cancelled.

Under a separate agreement you have simultaneously entered into a contract to sell your 1.6 million shares to a third party.

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By signing below, you agree to serve as a member of the Medical Advisory Board. We will pay you $250 per hour for your time when requested in writing by our Chief Executive Officer. If your services are requested in writing by us for a day, we will pay you at the rate of $2,000 per day, plus reimbursement for out-of-pocket expenses. All monies earned by you, including out-of-pocket expenses, will be paid promptly after the company receives an invoice from you with the itemized charges and after the services have been performed by you on a timely basis.

You agree for a period of two years from the date hereof not to make any disparaging remarks about United Health Products and to keep confidential any proprietary information regarding our intellectual property. For the same time period, you also agree not to directly or indirectly compete with United Health Products business with respect to the sale of our hemostatic products and not to do business with any of our distributors without our prior written consent. This letter agreement supersedes all prior written and verbal agreements.

Very truly yours,

UNITED HEALTH PRODUCTS, INC.

/s/ Douglas Beplate
Chief Executive Officer
Agreed to and accepted by:

/s/ Dr. Philip Forman